SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 30, 2005

Date of Report (Date of earliest event reported)

RCN Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-16805	22-3498533
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

196 Van Buren Street

Herndon, VA 20170

(Address of principal executive offices, including zip code)

(703) 434-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2005 RCN Corporation (collectively, with its direct and indirect subsidiaries, “RCN”), entered into an agreement with Patrick T. Hogan dated as of June 24, 2005 (the “Separation Agreement”), in order to confirm RCN’s understanding regarding Mr. Hogan’s ongoing employment relationship with RCN and its affiliates.

Pursuant to the Separation Agreement, as of May 12, 2004, Mr. Hogan ceased to serve as the Chief Financial Officer of RCN and began to serve as Executive Vice President - Corporate. Mr. Hogan agreed to devote his full time to assisting RCN and its employees to complete and file with the Securities and Exchange Commission RCN’s financial statements for the fiscal quarter ended March 31, 2005. Mr. Hogan agreed to continue his employment as Executive Vice President of Corporate Reporting until July 1, 2005, at which point his employment with RCN will terminate.

In consideration for Mr. Hogan’s agreement to work for RCN in the capacity stated above, RCN has agreed to (i) continue to pay Mr. Hogan at his current base salary through July 1, 2005 and (ii) grant him options to acquire 75,000 shares of common stock of RCN at an exercise price of $18.80 per share (the “Options”). The Options shall fully vest on the 90th day following the grant date provided Mr. Hogan has, before August 15, 2005, executed and delivered to RCN a full and irrevocable release of claims through the date of the Separation Agreement. Vested Options shall remain exercisable until the third anniversary of the grant date. The Options shall be automatically forfeited on August 15, 2005 if Mr. Hogan has not executed and delivered the release described above. The Options shall be subject to the terms of the RCN Corporation 2005 Stock Compensation Plan (the “Plan”) in the form approved by RCN’s Board of Directors. The Plan has been submitted to RCN’s stockholders for approval at the Annual Meeting in July 2005. The grant of the Options is subject to approval of the Plan by RCN’s stockholders.

RCN will pay Mr. Hogan $393,730, which constitutes the severance benefits specified in the letter agreement between Mr. Hogan and RCN dated December 7, 2004 (the “2004 Agreement”). In addition, RCN shall provide Mr. Hogan and his family, at its expense, with health insurance benefits for twelve months as contemplated by the 2004 Agreement. Mr. Hogan shall not be entitled to any additional or duplicative severance benefits under the 2004 Agreement and the Separation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCN CORPORATION

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	President and Chief Executive Officer

Date: July 1, 2005